Exhibit 99.2

Werner Enterprises, Inc.	Contact:	John J. Steele
14507 Frontier Road P.O. Box 45308		Executive Vice President, Treasurer and Chief Financial Officer
Omaha, NE 68145		(402) 894-3036

FOR IMMEDIATE RELEASE

Werner Enterprises announces CFO Retirement and Succession Plan

John Steele to retire as EVP, Treasurer and CFO
Candidate search launched to identify successor

OMAHA, Neb., August 3, 2022 -- Werner Enterprises (Nasdaq: WERN), one of the nation’s largest transportation and logistics companies, announced today that John J. Steele, Executive Vice President, Treasurer and Chief Financial Officer, has decided to retire after 33 years at the Company, including the last 25 years as Chief Financial Officer. Mr. Steele will remain with the Company through the transition of his responsibilities to his successor.

“On behalf of all of us at Werner, I want to thank John for his leadership and dedication over his career. John is a key member of our executive management team and has been an integral part of shaping Werner into one of the leading truckload transportation and logistics companies that it is today,” said Derek J. Leathers, Chairman, President and Chief Executive Officer. “I am beyond grateful to John for all of the contributions he has made to and on behalf of Werner Enterprises, as we worked to transform the company together. John has been a true partner in enabling strong financial performance. The Werner team wishes John a prosperous future as he moves into the next phase of his life. We also sincerely appreciate John’s full support of the transition to his successor.”

“It has been a tremendous honor and privilege to be part of the Werner team,” stated John J. Steele. “I am sincerely thankful to have had the opportunity to work with the best and brightest associates in transportation over my career. Werner is extremely well-positioned for the next phase of our growth and success, guided by a clear strategy, outstanding leadership and a superior team. I am committed to ensuring a smooth and successful transition of our finance leadership. Thank you to CL, Derek, our board of directors, our leadership team and everyone at Werner who I have had the opportunity to work with over the years – I’ve enjoyed a rewarding and fulfilling career,” concluded Mr. Steele.

The Company has launched a formal search for its next Chief Financial Officer. Mr. Steele will remain Executive Vice President, Treasurer and Chief Financial Officer during the search and has committed to stay on to ensure that a smooth and seamless transition of responsibilities takes place.

Werner Enterprises, Inc. - Release of August 3, 2022

About Werner Enterprises
Werner Enterprises, Inc. (Nasdaq: WERN) delivers superior truckload transportation and logistics services to customers across the United States, Mexico and Canada. With 2021 revenues of $2.7 billion, an industry-leading modern truck and trailer fleet, over 14,000 talented associates and our innovative Werner EDGE technology, we are an essential solutions provider for customers who value the integrity of their supply chain and require safe and exceptional on-time service. Werner provides Dedicated and One-Way Truckload services as well as Logistics services that include truckload brokerage, freight management, intermodal and final mile. As an industry leader, Werner is deeply committed to promoting sustainability and supporting diversity, equity and inclusion.